Exhibit 5.1
                                                                     -----------


                                HALE AND DORR LLP
                               Counsellors at Law

                  60 State Street, Boston, Massachusetts 02109
                          617-526-6000 FAX 617-526-5000


                                December 31, 1997


Casella Waste Systems, Inc.
25 Greens Hill Lane
Rutland, Vermont 05701

           Re:   1997 Non-Employee Director Stock Option Plan
                 --------------------------------------------

Ladies and Gentlemen:

     We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to 50,000 shares of the Class A Common Stock, $0.01 par value per share (the "Shares"), of Casella Waste Systems, Inc., a Delaware corporation (the "Company"), issuable under the Company's 1997 Non-Employee Director Stock Option Plan (the "Plan").

     We have examined the Certificate of Incorporation of the Company and the By-Laws of the Company, each as amended to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     We assume that the appropriate action will be taken, prior to the offer and sale of the shares in accordance with the Plan, to register and qualify the shares for sale under all applicable state securities or "blue sky" laws.

     We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts and the federal laws of the United States of America.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

     Based on the foregoing, we are of the opinion that the Company has duly authorized for issuance the shares of its Common Stock covered by the Registration Statement to be issued under the Plan, as described in the Registration Statement, and such shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement.


                                                         Very truly yours,

                                                         /s/ Hale and Dorr LLP

                                                         HALE AND DORR LLP